Exhibit 10.1

AMENDMENT

to the

WALGREEN CO. PROFIT-SHARING RESTORATION PLAN

I.

The Walgreen Co. Profit-Sharing Restoration Plan (the “Plan”) is hereby amended, effective April 30, 2012, to add the following new Section 5.13 thereto:

“5.13 Termination of the Plan. Effective April 30, 2012, the Plan shall terminate and no further payments shall be made to Plan participants pursuant to Subsection 4.2(b) of the Plan for periods after April 30, 2012.